Exhibit 99.1

Wolverine Tube, Inc. Amends Exchange Offer to Permit
All Holders of its 10½ Senior Notes due 2009 to Participate

Huntsville, AL – March 23, 2009 – Wolverine Tube, Inc. (“Wolverine Tube”) announced today that its previously announced exchange offer and consent solicitation (the “Offer”), originally announced on February 25, 2009, relating to its 10½% Senior Notes due 2009 (CUSIP No. 978093AE2) (the “Existing Notes”) is being amended to permit all holders of Existing Notes to participate.  Wolverine Tube is making the Offer in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended.  As a result, all holders of the Existing Notes may participate in the Offer.

This press release is for informational purposes only and is neither an offer to buy nor a solicitation of an offer to sell any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.  Any questions or requests for assistance or for additional copies of the Statement or related documents may be directed to the information agent, D.F. King & Co., Inc. at (800) 901-0068 or (212) 269-5550 (for banks and brokers only).

About Wolverine Tube

Wolverine Tube is a world-class quality partner, providing its customers with copper and copper alloy tube, fabricated products and metal joining products.  Internet addresses: http://www.wlv.com and http://www.silvaloy.com.

Forward-Looking Statements

All statements in this press release other than statements of historical fact are forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in this press release. The forward-looking statements speak only as of the date of this press release, and Wolverine Tube expressly disclaims any obligations to release publicly any update or revision to any forward-looking statement contained herein if there are any changes in conditions or circumstances on which any such forward-looking statement is based.